Exhibit 99.1

Farmer Bros. Co. Reports Stockholder Voting Results

TORRANCE, Calif. – (GLOBENEWSWIRE) – Dec. 14, 2011 – Farmer Bros. Co. (NASDAQ: FARM) today reported that, at the 2011 Annual Meeting of Stockholders held Dec. 8, stockholders elected Guenter W. Berger and Hamideh Assadi to the Board of Directors for three-year terms expiring in 2014.

At the “State of the Company” presentation to the stockholders, Interim Co-CEO’s Jeffrey Wahba and Patrick Criteser discussed the Company’s fiscal 2011 performance and outlook for fiscal 2012.

In discussing what differentiates the Company from its competition, Mr. Criteser said, “Our competitive advantage lies in our service. We have direct one-on-one relationships with customers throughout almost every local market in the United States today. And that is a huge competitive advantage for the Company.”

Mr. Wahba said, “Although we still have many synergies to be realized from the two acquisitions we made, with the renewed focus on customer service at the local and national level and continuing cost control, we believe the Company is on the right track to positive cash flow and increased profitability.”

The Company intends to file an edited version of that presentation on Form 8-K and present the report on the investor section of its website, www.farmerbros.com.

At the Annual Meeting, the Company’s stockholders also ratified the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012, and voted in favor of the advisory vote on executive compensation. The frequency of the advisory vote on executive compensation that garnered the most votes was one year. The Company will include details of the voting results on the various proposals on Form 8-K.

About Farmer Bros. Co.

Farmer Bros. Co. is a direct distributor of coffee, tea and culinary products. It offers thousands of items under a broad portfolio of recognized brands, including roasted coffees, cappuccinos and cocoas; assorted hot and iced teas; spices and seasoning blends; salad dressings, sauces and soup bases. Its product lines and services are specifically focused on the needs of its customers: foodservice establishments including restaurants, hotels, casinos, and non-commercial foodservice providers, as well as retailers such as convenience stores, coffee houses, and general merchandisers. It also provides private-label coffee programs to retailers through Coffee Bean Intl., a specialty coffee roaster. For more information, go to: www.farmerbros.com.

Source: Farmer Bros. Co.

Jeffrey Wahba (310) 787-5241